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                                                                    EXHIBIT 2.5
                           PURCHASE AND SALE AGREEMENT

                                  by and among

                              ALS-VENTURE II, INC.

                                       and

                          WYNWOOD OF CHAPEL HILL, LLC,

                                 as the Sellers,

                                       and

                        SNH ALT LEASED PROPERTIES TRUST,

                                as the Purchaser

                                February 28, 2003

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                           PURCHASE AND SALE AGREEMENT

      THIS PURCHASE AND SALE AGREEMENT is made and entered into as of February 28, 2003, by and among ALS-VENTURE II, INC., a Delaware corporation ("ALS"), and WYNWOOD OF CHAPEL HILL, LLC, a North Carolina limited liability company ("Wynwood" and, together with ALS, collectively, the "Sellers"), as sellers, and SNH ALT LEASED PROPERTIES TRUST, a Maryland real estate investment trust (the "Purchaser"), as purchaser.

                                   WITNESSETH:

      WHEREAS, the Sellers are the owners of all of the Properties (all capitalized terms used and not otherwise defined herein having the meanings ascribed to such terms in Section 1); and

      WHEREAS, the Sellers are willing to sell all of the Properties to the Purchaser, and the Purchaser is willing to purchase all of the Properties from the Sellers, subject to and upon the terms and conditions hereinafter set forth; and

      NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the Sellers and the Purchaser hereby agree as follows:

      SECTION 1. DEFINITIONS. Capitalized terms used in this Agreement shall have the meanings set forth below or in the Section of this Agreement referred to below:

            1.1. "ACCEPTABLE TITLE MATTERS" shall mean the matters shown on the Title Commitments or Surveys which are not Outstanding Title Matters.

            1.2. "AGREEMENT" shall mean this Purchase and Sale Agreement, together with Exhibits A through F attached hereto, as it and they may be amended from time to time as herein provided.

            1.3. "ALS" shall have the meaning given such term in the preambles to this Agreement.

            1.4. "ALTERRA" shall mean Alterra Healthcare Corporation, a Delaware corporation, and its permitted

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successors and assigns under the Lease Documents and the Loan Documents to which it is a party.

            1.5. "ASSETS" shall mean, with respect to any Facility, collectively, all of the Real Property, the FF&E, the Contracts, the Documents, the Improvements, the Intangible Property and the Tenant Leases owned by either of the Sellers in connection with or relating to such Facility, but expressly excluding the Excluded Assets.

            1.6. "BANKRUPTCY COURT ORDER" shall mean the order of the Bankruptcy Court under Title 11 of the United States Code required by the Letter, dated January __, 2003.

            1.7. "BORROWER" shall mean Pomacy Corporation, a Delaware corporation, and its permitted successors and assigns under the Loan Documents and the Lease Documents to which it is a party.

            1.8. "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in The Commonwealth of Massachusetts are authorized by law or executive action to close.

            1.9. "CLOSING" shall have the meaning given such term in Section
4.1.

            1.10. "CLOSING DATE" shall have the meaning given such term in
Section 4.1.

            1.11. "CONTRACTS" shall mean, with respect to any Property, collectively, all resident and management agreements, licensing agreements and other service contracts, equipment leases, booking agreements and other arrangements or agreements to which either of the Sellers is a party affecting the ownership, repair, maintenance, management, leasing or operation of such Property, but only to the extent the Sellers' interest therein is assignable or transferable, and expressly excluding any agreements, contracts, leases or other arrangements or agreements relating exclusively to the Excluded Assets.

            1.12. "CORRECTED TITLE MATTERS" shall mean, collectively, (a) any Outstanding Title Matters for which Sellers obtain the required revisions, estoppels or certificates as set forth on Exhibit F attached hereto and (b) any Outstanding Title Matters which otherwise become Corrected Title Matters in accordance with the definition of "Permitted Encumbrances" set forth in this Agreement.

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            1.13. "DILIGENCE DATE" shall mean the relevant date of the items and information listed on Exhibit A attached hereto with respect to each item of Due Diligence Information thereon.

            1.14. "DOCUMENTS" shall mean, with respect to any Property, collectively, all books, records and files relating to the leasing, maintenance, management or operation of such Property.

            1.15. "DUE DILIGENCE INFORMATION" shall mean the items and information delivered to the Purchaser with respect to the Properties listed on Exhibit A attached hereto.

            1.16. "EXCLUDED ASSETS" shall mean, collectively, all (a) vehicles,
(b) computers, copiers, fax machines, employee cell phones and pagers and other similar equipment subject to purchase money financing, all of which are listed on Exhibit B attached hereto, and (c) proprietary materials and software and trademarks, and tradenames.

            1.17. "FACILITY" shall mean, with respect to any Property, the assisted living/special care facility currently being operated on such Property.

            1.18. "FF&E" shall mean, with respect to any Property, collectively, all appliances, machinery, devices, fixtures, appurtenances, equipment, furniture, furnishings and articles of tangible personal property of every kind and nature whatsoever owned by any of the Sellers and located in or at, or used in connection with the ownership, operation or maintenance of such Property, but expressly excluding the Excluded Assets.

            1.19. "GUARANTY AGREEMENT" shall mean that certain Guaranty Agreement, dated as of the date hereof, between Alterra and the Purchaser, with respect to this Agreement and the Lease.

            1.20. "IMPROVEMENTS" shall mean, with respect to any Property, collectively, all buildings, fixtures, walls, fences, landscaping and other structures and improvements situated on, affixed or appurtenant to the Real Property with respect to such Property.

            1.21. "INTANGIBLE PROPERTY" shall mean, with respect to any Property, collectively, all transferable or assignable permits, certificates of occupancy, operating permits, sign permits, development rights and approvals, certificates, licenses, warranties and guarantees, the

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Contracts, telephone exchange numbers identified with such Property held by either of the Sellers and all other transferable intangible property, miscellaneous rights, benefits and privileges of any kind or character with respect to such Property held by either of the Sellers, but expressly excluding the Excluded Assets.

            1.22. "LEASE" shall mean that certain Lease Agreement, dated as of the date hereof, between the Purchaser, as landlord, and Tenant, as tenant, with respect to the Properties, as it may be amended, modified or supplemented from time to time.

            1.23. "LEASE DOCUMENTS" shall have the meaning given such term in the Lease.

            1.24. "LOAN AGREEMENT" shall mean that certain Loan Agreement, dated as of the date hereof, between SNH ALT Mortgaged Properties Trust, as lender, and Borrower, as borrower, as it may be amended, modified or supplemented from time to time.

            1.25. "LOAN DOCUMENTS" shall have the meaning given such term in the Loan Agreement.

            1.26. "MATERIAL ADVERSE CHANGE" shall mean (a) a decrease in the aggregate occupancy of the Pooled Facilities of more than ten percent (10%) in the aggregate since the relevant Diligence Date, (b) any change in the condition of any single Pooled Property, or any Pooled Facility located thereon (including, without limitation, any casualty, condemnation (or threat thereof), any environmental, structural, mechanical or title defect or violation of law), that results in, or is reasonably likely to result in, a cost to remedy or repair in excess of $500,000, which change first occurs after the Diligence Date related to the relevant Due Diligence Information with respect thereto or (c) any change or changes in the condition of any or all of the Pooled Properties, or any or all of the Pooled Facilities located thereon (including, without limitation, any casualty, condemnation (or threat thereof), any environmental, structural, mechanical or title defect or violation of law), that result in, or are reasonably likely to result in, an aggregate cost to remedy or repair in excess of $3,000,000, which change or changes first occur after the Diligence Date related to the relevant Due Diligence Information with respect thereto.

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            1.27. "OUTSTANDING TITLE MATTERS" shall mean, collectively, all matters shown on the Title Commitments or Surveys for which Purchaser has required Sellers to obtain the revisions, estoppels and certificates set forth on Exhibit F attached hereto.

            1.28. "PERMITTED ENCUMBRANCES" shall mean, with respect to any Property, (a) liens for taxes, assessments and governmental charges with respect to such Property not yet due and payable or due and payable but not yet delinquent; (b) applicable zoning regulations and ordinances in effect on or prior to the relevant Diligence Date related to the Due Diligence Items for such Property, together with applicable zoning regulations and ordinances promulgated or enacted after such relevant Diligence Date to the extent same do not constitute a Material Adverse Change; (c) UCC financing statements which would be permitted pursuant to the terms of Section 21.9 of the Lease or which are in effect with respect to the Excluded Assets as of the relevant Diligence Dates;
(d) all Acceptable Title Matters and all Corrected Title Matters; provided, however, if the Sellers do not so obtain the required revisions, estoppels or certificates with respect to any Outstanding Title Matters, then the Permitted Exceptions shall include such Outstanding Title Matters in the event that Purchaser elects to proceed with the Closing, in which event such Outstanding Title Matters shall be included within the definition of "Corrected Title Matters" hereunder; and (e) such other nonmonetary encumbrances with respect to such Property first arising after the relevant Diligence Date which do not constitute a Material Adverse Change.

            1.29. "POOLED FACILITIES" shall mean, collectively, the Facilities and the facilities that are subject to the Loan Documents.

            1.30. "POOLED PROPERTIES" shall mean, collectively, the Properties and the properties that are subject to the Loan Documents.

            1.31. "PROPERTIES" shall mean, collectively, all of the Assets relating to the properties identified on Exhibit C attached hereto.

            1.32. "PURCHASE PRICE" shall mean an amount equal to Sixty-One Million Dollars ($61,000,000).

            1.33. "REAL PROPERTY shall mean, with respect to any Property, the real property described in the applicable

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Exhibits D-1 through D-[ ] attached hereto, together with all easements, rights of way, privileges, licenses and appurtenances which the Sellers may own with respect thereto.

            1.34. "SELLERS" shall have the meaning given such term in the preamble to this Agreement.

            1.35. "PURCHASER" shall have the meaning give such term in the preamble to this Agreement.

            1.36. "SURVEYS" shall have the meaning given such term in Section
3.2.

            1.37. "TENANT" shall mean AHC Trailside, Inc. and its permitted successors and assigns under the Lease Documents and the Loan Documents to which it is a party.

            1.38. "TENANT LEASES" shall mean, with respect to any Property, all leases, rental agreements or other agreements (including all amendments or modifications thereto) which entitle any person to have rights with respect to the use or occupancy of any portion of such Property.

            1.39. "TITLE COMMITMENTS" shall have the meaning given such term in
Section 3.2.

            1.40. "TITLE COMPANY" shall mean Chicago Title Insurance Company, or such other title insurance company as shall have been selected by the Sellers and approved by the Purchaser, which approval shall not be unreasonably withheld, delayed or conditioned.

            1.41. "WYNWOOD" shall have the meaning given such term in the preambles to this Agreement.

      SECTION 2. PURCHASE AND SALE

            2.1. PURCHASE AND SALE. In consideration of the mutual covenants herein contained, the Purchaser hereby agrees to purchase from the Sellers and the Sellers hereby agree to sell to the Purchaser, all of the Sellers' right, title and interest in and to the Properties for the Purchase Price, subject to and in accordance with the terms and conditions of this Agreement.

            2.2. PURCHASE PRICE.

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            (a) At the Closing, the Purchaser shall pay to the Sellers, for the
Properties, the Purchase Price, subject to adjustment as provided in Article 10.

            (b) The Purchase Price shall be payable by wire transfer of immediately available funds to an account or accounts to be designated by the Sellers prior to the Closing.

      SECTION 3. DILIGENCE

            3.1. DILIGENCE INSPECTIONS. Prior to the execution of this Agreement, the Sellers have permitted the Purchaser and its representatives to inspect the Properties, to perform due diligence, soil analysis and environmental investigations, and to examine the books of account and records of the Sellers with respect to the Properties, and make copies thereof. In connection with such investigations, the Purchaser has identified certain actions to be taken with respect to the environmental condition of the Properties prior to Closing as set forth in Exhibit E attached hereto.

      To the extent that, in connection with any such investigations, the Purchaser or its agents, representatives or contractors shall have damaged or disturbed any of the Real Property, the Improvements or FF&E located thereon, the Purchaser shall, at its expense, return the same to substantially the same condition which existed immediately prior to such damage or disturbance. The Purchaser shall indemnify, defend and hold harmless the Sellers from and against any and all expense, loss or damage which the Sellers may incur as a result of any act or omission of the Purchaser or its representatives, agents or contractors in connection with such examinations and inspections, other than to the extent that any expense, loss or damage arises from any negligence or misconduct of the Sellers. The provisions of this Section 3.1 shall survive the termination of this Agreement and the Closing.

            3.2. TITLE AND SURVEY MATTERS. Prior to the execution of this Agreement, the Sellers have obtained from the Title Company a preliminary title commitment or title commitments for an ALTA extended owner's policy or policies of title insurance (collectively, the "Title Commitments") and an ALTA survey (collectively, the "Surveys") with respect to each of the Properties and the Purchaser has identified the Outstanding Title Matters to be satisfied or cured by the Sellers, and revisions required to be made to the Title Commitments and Surveys, prior to Closing, as set forth in Exhibit F.

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            3.3. OTHER DILIGENCE MATERIALS. Prior to the execution of this
Agreement, the Sellers have permitted the Purchaser and its representatives to review and examine all environmental assessment reports, building evaluations, financial data and other investigations and materials pertaining to the Properties as are in the possession of the Seller and have permitted the Purchaser to make copies of any such materials as the Purchaser or its representatives have requested. In the event that the Closing does not take place as herein contemplated for any reason, the Purchaser shall return all such copies to the Seller.

      SECTION 4. CLOSING

            4.1. CLOSING. The transactions contemplated hereby shall be consummated at a closing (the "Closing") to be held at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts, or at such other location as the Sellers and the Purchaser may agree, at 10:00 a.m. local time, on the date that is five (5) Business Days after the satisfaction or waiver of the conditions set forth in Article 5 and the date that the Bankruptcy Court Order shall be final (or if not final, but subject to appeal or collateral attack, subject only to appeal or attack with respect to such matters as shall not, in the Purchaser's sole discretion, adversely affect the enforcement of the transaction contemplated by the Letter, dated January __, 2003, this Agreement, the Lease Documents and the Loan Documents (the "Closing Date"). In the event that the Closing shall not have occurred by 11:59 pm EST on March 7, 2003, the Purchaser shall have the right, by the giving of written notice to the Sellers, to terminate this Agreement; provided, however, that the reason for the delay in Closing was not due to an action or failure to act by the Purchaser. Each of the Sellers and the Purchaser agree that time is of the essence with respect to this Agreement.

      SECTION 5. CONDITIONS TO THE PURCHASER'S OBLIGATION TO CLOSE

            The obligation of the Purchaser to acquire each of the Properties on the Closing Date shall be subject to the satisfaction of the following conditions precedent on and as of the Closing Date:

            5.1. SELLER'S CLOSING DOCUMENTS. The Sellers shall have delivered (or shall have caused to be delivered) to the Purchaser the following:

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            (a) With respect to each Property, a good and sufficient limited or special warranty deed with covenants against grantor's acts, or its local equivalent, in proper statutory form for recording, duly executed and acknowledged by the Sellers, conveying good and marketable title to the Properties, free from all liens and encumbrances other than the Permitted Encumbrances;

            (b) With respect to each Property, a bill of sale and assignment agreement, in form and substance reasonably satisfactory to the Sellers and the Purchaser, duly executed and acknowledged by the Sellers, with respect to all of the Sellers' right, title and interest in, to and under the FF&E, the Contracts, the Documents, the Intangible Property and the Tenant Leases with respect to the Properties and the Sellers' rights under all builder's warranties with respect to the Properties;

            (c) With respect to each Property, a copy of the final duly issued certificate of occupancy for such Property;

            (d) Duly executed counterparts of all of the Lease Documents and all other documents and sums required to be executed or delivered by the Tenant pursuant to the Lease Documents;

            (e) Duly executed counterparts of all of the Loan Documents and all other documents and sums required to be executed or delivered by the Borrower pursuant to the Loan Documents;

            (f) Certified copies of all charter documents, applicable corporate resolutions and certificates of incumbency with respect to the Sellers, the Tenant, the Borrower and Alterra;

            (g) Alterra shall have joined in the execution hereof and shall have delivered a duly executed counterpart of the Guaranty; and

            (h) Such other conveyance documents, certificates, deeds, affidavits and other instruments as the Purchaser or the Title Company may reasonably require to effectuate the transactions contemplated by this Agreement.

            5.2. CONDITION OF THE PROPERTIES.

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            (a) No Material Adverse Change shall have occurred between January
21, 2003 (or, if sooner, the relevant Diligence Dates) and the Closing;

            (b) No action shall be pending or threatened for the condemnation or taking by power of eminent domain which would constitute a Material Adverse Change;

            (c) The actions to be taken and the requirements to be satisfied with respect to the environmental condition of the Properties as identified by the and set forth on Exhibit E shall have been taken or satisfied;

            (d) The actions to be taken and the requirements to be satisfied with respect to the Outstanding Title Matters shall have been taken or satisfied;

            (e) The Sellers shall have paid and discharged in full all monetary encumbrances affecting the Properties, including, without limitation, mechanics' liens and other liens for labor, materials or supplies, judgement liens, mortgages, deeds of trust and other financing liens, and other liens, in each case of a liquidated sum affecting any of the Properties, or such liens and encumbrances shall be paid in full at Closing; and

            (f) No Default or Event of Default (as defined therein) shall have occurred and be continuing under the Lease Documents or the Loan Documents.

            5.3. TITLE POLICIES. The Title Company shall be prepared, subject only to payment of the applicable premium and endorsement fees and delivery of all conveyance documents in recordable form, to issue title insurance policies to the Purchaser with respect to each of the Properties, in form and substance consistent with the Title Commitments (after giving effect to the satisfaction of the conditions contained in Sections 5.2(d) and (e)), subject only to the Permitted Exceptions.

            5.4. OPINIONS OF COUNSEL. The Purchaser shall have received a written opinion from counsel to the Sellers, which counsel shall be reasonably acceptable to the Purchaser, in form and substance reasonably satisfactory to the Purchaser, regarding the organization and authority of the Sellers, the Tenant, the Borrower and Alterra, the enforceability of this Agreement and the documents to be delivered by the Sellers hereunder, the enforceability of Lease Documents and the

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enforceability of the Loan Documents and such other matters with respect to the transactions contemplated by this Agreement as the Purchaser may reasonably require.

            5.5. ADDITIONAL DOCUMENTS. Each of the Sellers shall have executed and delivered at the Closing such additional agreements, certificates and other documents as are reasonably required to carry out the transactions contemplated hereby.

            5.6. REPRESENTATIONS AND WARRANTIES; COVENANTS. All representations and warranties of the Sellers herein shall be true, correct and complete in all material respects on and as of the Closing Date and the Sellers shall have performed all material covenants and obligations required to be performed by the Sellers on or before the Closing Date.

      SECTION 6. CONDITIONS TO SELLERS' OBLIGATION TO CLOSE

            The obligation of the Sellers to convey the Properties on the Closing Date to the Purchaser is subject to the satisfaction of the following conditions precedent on and as of the Closing Date:

            6.1. PURCHASE PRICE. The Purchaser shall deliver to the Sellers the Purchase Price as provided in Section 2.2.

            6.2. CLOSING DOCUMENTS. The Purchaser shall have delivered to the
Sellers:

            (a) Duly executed and acknowledged counterparts of the documents described in Section 5.1, where applicable; and

            (b) Certified copies of all charter documents, applicable resolutions and certificates of incumbency with respect to the Purchaser.

            6.3. REPRESENTATIONS AND WARRANTIES; COVENANTS. All representations and warranties of the Purchaser herein shall be true, correct and complete in all material respects on and as of the Closing Date and the Purchaser shall have performed all material covenants and obligations required to be performed by the Purchaser on or before the Closing Date.

      SECTION 7. REPRESENTATIONS AND WARRANTIES OF SELLERS

      To induce the Purchaser to enter into this Agreement, each of the Sellers represents and warrants to the Purchaser as follows:

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            7.1. STATUS AND AUTHORITY OF THE SELLERS. ALS is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Wynwood is a limited liability company duly formed, validly existing and in good standing under the laws of its state of formation. Each Seller has all requisite power and authority under the laws of such state and its respective charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Each Seller has duly qualified to transact business in each jurisdiction in which the nature of the business conducted by it requires such qualification, except where failure to do so could not reasonably be expected to have a material adverse effect.

            7.2. ACTION OF THE SELLERS. Each Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by it on or prior to the Closing Date, such document shall constitute its valid and binding obligation and agreement, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

            7.3. OTHER AUTHORIZATIONS. No consent, approval, order or authorization of, or registration, declaration of filing with, or giving notice to, or obtaining of any license or permit from, or taking of any other action with respect to, any Federal, state or local government or public body, authority or agency or any other person, is required in connection with the valid authorization, execution, delivery and performance by the Sellers of this Agreement or the consummation of any of the transactions contemplated hereby, except that, with respect to certain of the Properties, the Sellers are required to give notice to the applicable healthcare licensing agencies of the transfer of the fee interest in such Properties as contemplated hereby, which notices have been, or shall be given by the Sellers as and when required by applicable law.

            7.4. NO VIOLATIONS OF AGREEMENTS. Neither the execution, delivery or performance of this Agreement, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Properties pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or

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instrument by which it is bound, other than the liens and encumbrances created by the Lease Documents and the Loan Documents.

            7.5. FINANCIAL STATEMENTS. The financial statements relating to the Pooled Facilities previously furnished to the Purchaser fairly present the financial condition of each of the Pooled Facilities as of the end of and for the reporting periods covered thereby. There has been no Material Adverse Change since the date of such financial statements.

            7.6. LITIGATION. None of the Sellers have received any written notice of and, to their knowledge, no action or proceeding is pending or threatened and no investigation looking toward such an action or proceeding has begun, which (a) questions the validity of this Agreement or any action taken or to be taken pursuant hereto or (b) will result in any Material Adverse Change.

            7.7. EXISTING LEASES, AGREEMENTS, ETC. Other than any agreements previously provided to the Purchaser and the Permitted Exceptions, there are no other material agreements affecting any of the Properties which will be binding on the Purchaser subsequent to the Closing Date which the Purchaser cannot terminate on sixty (60) days' notice without payment of premium or penalty.

            7.8. DISCLOSURE. To each Seller's knowledge, neither this Agreement nor any other document, certificate or statement furnished to the Purchaser, by or on behalf of the Sellers in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omission to state a material fact necessary in order to make the statements contained herein or therein not misleading. To each Seller's knowledge, there is no fact or condition or set of facts or conditions that constitutes a Material Adverse Change which has not been set forth in the Due Diligence Information, this Agreement or in the other documents, certificates or statements furnished to the Purchaser in connection with the transactions contemplated hereby.

            7.9. UTILITIES, ETC. To each Seller's knowledge, as of the relevant Diligence Date, all utilities and services necessary for the use and operation of each of the Properties (including, without limitation, road access, gas, water, electricity and telephone) were available thereto and were of sufficient capacity to meet adequately all needs and requirements necessary for the current use and operation of each

                                     - 13 -
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of the Properties, and, to each Seller's knowledge, no fact, condition or proceeding exists which would result in a Material Adverse Change with respect to the furnishing of such utilities.

            7.10. COMPLIANCE WITH LAW. To each Seller's knowledge, except as disclosed to the Purchaser in writing, (a) as of the relevant Diligence Date, each of the Properties and the use and operation thereof did not violate any material Federal, state, municipal and other governmental statutes, ordinances, by-laws, rules, regulations or any other legal requirements, including, without limitation, those relating to construction, occupancy, zoning, adequacy of parking, environmental protection, occupational health and safety and fire safety applicable thereto; and (b) at the time of the Closing there will be in effect all material licenses, permits and other authorizations necessary for the current use, occupancy and operation thereof. Except as disclosed to the Purchaser in the Due Diligence Information, as of the relevant Diligence Date, none of the Sellers has received written notice of any threatened request, application, proceeding, plan, study or effort which would result in a Material Adverse Change, and there has been no Material Adverse Change with respect to the foregoing since the relevant Diligence Date.

            7.11. TAXES. To each Seller's knowledge, other than the amounts disclosed by tax bills, no taxes or special assessments of any kind (special, bond or otherwise) are or have been levied with respect to any of the Properties, or any portion thereof, which are outstanding or unpaid, other than amounts being paid at the Closing or amounts not yet due and payable or, if due and payable, not yet delinquent.

            7.12. NOT A FOREIGN PERSON. None of the Sellers is a "foreign person" within the meaning of Section 1445 of the United States Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder.

            7.13. HAZARDOUS SUBSTANCES. Except as disclosed to the Purchaser in the Due Diligence Information, as of the relevant Diligence Dates, and except with respect to matters arising subsequent thereto which do not constitute a Material Adverse Change, to each Seller's knowledge, neither it nor any tenant or other occupant or user of any of the Properties, or any portion thereof, has stored or disposed of (or engaged in the business of storing or disposing of) or has released or caused the release of any hazardous waste, contaminants, oil, radioactive or other material on any of the Properties, or any portion thereof, the removal of which is required or the

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maintenance of which is prohibited or penalized by any applicable Federal, state or local statutes, laws, ordinances, rules or regulations, and, to each Seller's knowledge, except as disclosed to the Purchaser in the Due Diligence Information as of the relevant Diligence Dates, and, except with respect to matters arising subsequent thereto which do not constitute a Material Adverse Change, each of the Properties is free from any such hazardous waste, contaminants, oil, radioactive and other materials, except any such materials maintained in accordance with applicable law.

            7.14. INSURANCE. None of the Sellers have received written notice from any insurance carrier of defects or inadequacies in any of the Properties which, if uncorrected, would result in the Sellers' failure to have in place at Closing the insurance coverage required under the terms of the Lease, or result in a material increase in the premiums charged therefor.

            7.15. OWNERSHIP OF SELLERS. Alterra is the sole owner, directly or indirectly, of all of the issued and outstanding capital stock of ALS and all of the issued and outstanding membership interests of Wynwood and the transactions contemplated by this Agreement are of direct material benefit to Alterra.

            7.16. CONDITION OF PROPERTIES. To each Seller's knowledge, all of the Properties are in good working order and repair, mechanically and structurally sound, free from material defects in materials and workmanship, other than the items set forth in the Due Diligence Information as of the relevant Diligence Dates, except with respect to matters arising subsequent to the relevant Diligence Dates which do not constitute a Material Adverse Change.

      The representations and warranties made in this Agreement by the Sellers are made as of the date hereof and shall be deemed remade by the Sellers as of the Closing Date, with the same force and effect as if made on, and as of, such date; provided, however, that, the Sellers shall, from time to time prior to the Closing Date, modify the representations and warranties by notice to the Purchaser and, in the event that any such modification shall disclose a Material Adverse Change, the Purchaser may elect (a) to terminate this Agreement in whole but not in part, whereupon this Agreement shall be of no further force and effect or (b) to consummate the transactions contemplated hereby, notwithstanding such modification, without any abatement or reduction in the Purchase Price on account thereof. All representations and warranties made in this

Agreement by the Sellers shall survive the Closing for a period of one (1) year thereafter.

      Except as otherwise expressly provided in this Agreement or any documents to be delivered to the Purchaser at the Closing, the Sellers disclaim the making of any representations or warranties, express or implied, regarding the Properties or matters affecting the Properties, whether made by the Sellers, on the Sellers' behalf or otherwise, including, without limitation, the physical condition of the Properties, title to or the boundaries of the Real Property, pest control matters, soil conditions, the presence, existence or absence of hazardous wastes, toxic substances or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns, market data, economic conditions or projections, and any other information pertaining to the Properties or the market and physical environments in which they are located. The Purchaser acknowledges (i) that the Purchaser has entered into this Agreement with the intention of making and relying upon its own investigation or that of third parties with respect to the physical, environmental, economic and legal condition of each Property and (ii) that the Purchaser is not relying upon any statements, representations or warranties of any kind, other than those specifically set forth in this Agreement or in any document to be delivered to the Purchaser at the Closing, made by the Sellers or anyone acting on the Sellers' behalf. The Purchaser further acknowledges that it has not received from or on behalf of the Sellers any accounting, tax, legal, property management or other advice with respect to this transaction and is relying solely upon the advice of third party accounting, tax, legal, property management and other advisors. Subject to the provisions of this Agreement, the Purchaser shall purchase the Properties in their "as is" condition on the Closing Date.

      SECTION 8. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      To induce the Sellers to enter in this Agreement, the Purchaser represents and warrants to the Sellers as follows:

            8.1. STATUS AND AUTHORITY OF THE PURCHASER. The Purchaser is a Maryland real estate investment trust duly organized, validly existing and in trust good standing under the laws of the State of Maryland, and has all requisite power and authority under the laws of such state and under its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The Purchaser has duly qualified and is in good standing as a trust or unincorporated business association in each jurisdiction in which the nature of the business conducted by it requires such qualification, except where the failure to do so could not reasonably be expected to have a material adverse effect.

            8.2. ACTION OF THE PURCHASER. The Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by the Purchaser on or prior to the Closing Date such document shall constitute the valid and binding obligation and agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

            8.3. NO VIOLATIONS OF AGREEMENTS. Neither the execution, delivery or performance of this Agreement by the Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Purchaser pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which the Purchaser is bound.

            8.4. LITIGATION. No investigation, action or proceeding is pending and, to the Purchaser's knowledge, no action or proceeding is threatened and no investigation looking toward such an action or proceeding has begun, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

      The representations and warranties made in this Agreement by the Purchaser shall be continuing and shall be deemed remade by the Purchaser as of the Closing Date with the same force and effect as if made on, and as of, such date. The Purchaser's liability with respect to all representations and warranties made in this Agreement by the Purchaser shall survive the Closing for a period of one (1) year thereafter.

      SECTION 9. COVENANTS OF THE SELLERS

      The Sellers hereby covenant with the Purchaser until the Closing Date, as follows:

            9.1. COMPLIANCE WITH LAWS, ETC. To comply or to cause compliance in all material respects with (a) all applicable laws, regulations and other requirements from time to time of every governmental body having jurisdiction over the Properties or the use or occupancy of the Improvements located on the Real Property and (b) all terms, covenants and conditions of all instruments of record and other agreements affecting the Properties.

            9.2. APPROVAL OF AGREEMENTS. Except as otherwise authorized by this Agreement or in the ordinary course of business, not to enter into, modify, amend or terminate any other agreement with respect to the Properties which would encumber or be binding upon any of the Properties from and after the Closing Date without in each instance obtaining the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned.

            9.3. NOTICE OF MATERIAL CHANGES OR UNTRUE REPRESENTATIONS. Upon learning of any material change in any condition with respect to any of the Properties or of any event or circumstance which makes any representation or warranty of the Sellers to the Purchaser under this Agreement untrue or misleading in any material respect, promptly to notify the Purchaser thereof (the Purchaser agreeing, on learning of any such fact or condition, promptly to notify the Sellers thereof).

            9.4. FINANCIAL INFORMATION. To provide to the Purchaser, promptly upon request at the Sellers' sole cost and expense, such unaudited financial and other information with respect to the Sellers and the Properties as the Purchaser may from time to time reasonably request and certifications and copies of audited financials for Alterra in order to comply with any applicable securities laws and/or any rules, regulations or requirements of the Securities and Exchange Commission and, if required or requested, to permit the Purchaser to incorporate by reference any information included in filings made by Alterra with the Securities and Exchange Commission. The Sellers shall not be required to provide, pursuant to this Agreement, audited financial information with respect to individual Properties or ALS or Wynwood.

            9.5. OPERATION OF THE PROPERTIES. To continue to operate the Properties in a good and businesslike fashion consistent with past practices and to maintain the Properties in good working order and condition in a manner consistent with past practice.

            9.6. INSURANCE. To maintain "all risk" property insurance on a replacement cost basis with respect to the Improvements.

      SECTION 10. APPORTIONMENTS

            10.1. REAL PROPERTY APPORTIONMENTS.
Representatives of the Purchaser and the Sellers shall perform any and all of the adjustments and apportionments which are appropriate and usual for a transaction of this nature, it being understood and agreed that all items of income and expense with respect to the Properties (a) shall be the responsibility of the Sellers, prior to the Closing, as owners of the Properties and (b) shall be the responsibility of Tenant, from and after the Closing, as tenant of the Properties under and pursuant to the terms of the Lease.

            10.2. CLOSING COSTS. The Sellers shall pay all costs and expenses associated with the transactions contemplated hereby, including, without limitation, recording costs, title insurance premiums, the costs and expenses of preparing environmental reports, market studies and appraisals and the reasonable costs and expenses of legal counsel retained by the Purchaser.

      The obligations of the parties under this Section 10 shall survive the Closing.

      SECTION 11. DEFAULT

            11.1. DEFAULT BY THE SELLERS. If the Sellers or any Affiliated Person as to either of them shall have made any representation or warranty herein or in any of the other Lease Documents or the Loan Documents which shall be untrue or misleading in any material respect, or if the Sellers shall fail to perform any of the material covenants and agreements contained herein to be performed by the Sellers and such failure continues for a period of ten (10) days after notice thereof from the Purchaser or if the Sellers or any Affiliated Person as to either of them shall fail to perform any of the material covenants and agreements contained in any of the Lease Documents or the Loan Documents to be performed by any of them and such failure continues beyond the expiration of any applicable cure period, the Purchaser may terminate this Agreement in whole but not in part and/or the Purchaser may pursue any and all remedies available to it at law or in equity, including, but not limited to, a suit for specific performance or other equitable relief.

            11.2. DEFAULT BY THE PURCHASER. If the Purchaser shall have made any representation or warranty herein which shall be untrue or misleading in any material respect, or if the Purchaser shall fail to perform any of the material covenants and agreements contained herein to be performed by it and such failure shall continue for a period of ten (10) days after notice thereof from any of the Sellers, the Sellers may terminate this Agreement in whole but not in part and/or the Sellers may pursue any and all remedies available to them at law or in equity, including, but not limited to, a suit for specific performance or other equitable relief.

      SECTION 12. MISCELLANEOUS

            12.1. AGREEMENT TO INDEMNIFY.

            (a) Subject to any express provisions of this Agreement to the contrary, (i) the Sellers shall indemnify and hold harmless the Purchaser from and against any and all obligations, claims, losses, damages, liabilities, and expenses (including, without limitation, reasonable attorneys' and accountants' fees and disbursements) arising out of (x) events, contractual obligations, acts or omissions of the Sellers that occurred in connection with the ownership or operation of any of the Properties prior to the Closing or (y) any damage to property of others or injury to or death of any person or any claims for any debts or obligations occurring on or about or in connection with any of the Properties or any portion thereof at any time or times prior to the Closing, and
(ii) subject to the terms of the Lease, the Purchaser shall indemnify and hold harmless the Sellers from and against any and all obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys' and accountants' fees and disbursements) arising out of (x) events, contractual obligations, acts or omissions of the Purchaser that occur in connection with the ownership or operation of any of the Properties on or after the Closing, or (y) any damage to property of others or injury to or death of any person or any claims for any debts or obligations occurring on or about any of the Properties or any portion thereof at any time or times after the Closing.

            (b) Whenever it is provided in this Agreement that an obligation of the Sellers will be assumed by the Purchaser on or after the Closing, then, subject to the terms of the Lease, the Purchaser shall be deemed to have also agreed to indemnify and hold harmless the Sellers and their respective successors and assigns from and against all claims, losses, damages, liabilities, costs, and expenses (including, without limitation, reasonable attorneys' and accountants' fees and expenses) arising from any failure of the Purchaser to perform the obligation so assumed on or after the Closing.

            (c) Whenever any party shall learn through the filing of a claim or the commencement of a proceeding or otherwise of the existence of any liability for which the other party is or may be responsible under this Agreement, the party learning of such liability shall notify the other party promptly and furnish such copies of documents (and make originals thereof available) and such other information as such party may have that may be used or useful in the defense of such claims and shall afford said other party full opportunity to defend the same in the name of such party and shall generally cooperate with said other party in the defense of any such claim.

            (d) The provisions of this Section 12.1 shall survive the Closing and the termination of this Agreement.

            12.2. BROKERAGE COMMISSIONS. Each of the parties hereto represents to the other parties that, it has dealt with no broker, finder or like agent in connection with this Agreement or the transactions contemplated hereby. The Sellers shall be solely responsible for and shall indemnify and hold harmless the Purchaser and its respective legal representatives, heirs, successors and assigns from and against any loss, liability or expense, including, reasonable attorneys' fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any broker, finder or like agent other than such loss, liability or expense arising from the Purchaser's breach of its representation made in this Section 12.2. The provisions of this Section 12.2 shall survive the Closing and any termination of this Agreement.

            12.3. PUBLICITY. The parties agree that no party shall, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public pronouncements, issue press releases or otherwise furnish information regarding this Agreement or the transactions contemplated to any third party without the consent of the other parties, which consent shall not be unreasonably withheld, delayed or conditioned, except as required by law or unless such action is taken based on advice of counsel given in good faith. No party, or any of its employees having knowledge of this transaction, shall trade in the securities of any parent or affiliate of the Sellers or of the Purchaser until a public announcement of the transactions contemplated by this Agreement has been made. No party shall record this Agreement or any notice thereof, except as required by law or unless such action is taken based on advice of counsel given in good faith.

            12.4. NOTICES.

            (a) Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either in hand, by telecopier with electronic confirmation of receipt, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

            (b) All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

            (c) All such notices shall be addressed,

      if to the Sellers to:

            c/o Alterra Healthcare Corporation
            10000 Innovation Drive
            Milwaukee, Wisconsin 53227
            Attn:  Mr. Mark W. Ohlendorf
            Telecopier No. (414) 918-5055

      With a copy to:

            Rogers & Hardin LLP
            2700 International Tower
            229 Peachtree Street, N.E.
            Atlanta, Georgia 30303-1601
            Attn:  Miriam J. Dent, Esq.
            Telecopier No. (404) 525-2224

      If to the Purchaser, to:

            c/o Senior Housing Properties Trust
            400 Centre Street
            Newton, Massachusetts  02458
            Attn:  Mr. David J. Hegarty
            Telecopier No. (617) 796-8349

      with a copy to:

            Sullivan & Worcester LLP
            One Post Office Square
            Boston, Massachusetts 02109
            Attn:  Nancy S. Grodberg, Esq.
            Telecopier No. (617) 338-2880

            (d) By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

            12.5. WAIVERS, ETC. Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party's right at a later time to enforce or require performance of such provision or any other provision hereof. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

            12.6. ASSIGNMENT; SUCCESSORS AND ASSIGNS. This Agreement and all rights and obligations hereunder shall not be assignable by any party without the written consent of the other parties, except that (x) the Purchaser may assign this Agreement to any entity wholly owned, directly or indirectly, by the Purchaser (provided, however, that, in the event this Agreement shall be assigned to any entity wholly owned, directly or indirectly, by the Purchaser, the Purchaser shall remain liable for its obligation as the Purchaser hereunder) and (y) after the Closing, the Sellers may assign their surviving rights, if any, under this Agreement to the Tenant. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement is not intended and shall not be construed to create any rights in, or to be enforceable in any part by, any other persons.

            12.7. SEVERABILITY. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

            12.8. COUNTERPARTS, ETC. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement and all other documents and instruments executed and delivered simultaneously herewith constitute the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof.

            12.9. GOVERNING LAW. This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of The Commonwealth of Massachusetts applicable to contracts between residents of Massachusetts which are to be performed entirely within Massachusetts, regardless of (a) where this Agreement is executed or delivered; or (b) where any payment or other performance required by this Agreement is made or required to be made; or (c) where any breach of any provision of this Agreement occurs, or any cause of action otherwise accrues; or (d) where any action or other proceeding is instituted or pending; or (e) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party; or (f) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than The Commonwealth of Massachusetts; or (g) any combination of the foregoing.

      To the maximum extent permitted by applicable law, any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement may be brought and prosecuted in such court or courts located in The Commonwealth of Massachusetts as is provided by law; and the parties consent to the jurisdiction of said court or courts located in The Commonwealth of Massachusetts and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

            12.10. PERFORMANCE ON BUSINESS DAYS. In the event the date on which performance or payment of any obligation of a party required hereunder is other than a Business Day, the time for payment or performance shall automatically be extended to the first Business Day following such date.

            12.11. ATTORNEYS' FEES. If any lawsuit or arbitration or other legal proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party's costs and expenses, including reasonable attorneys' fees incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein.

            12.12. SECTION AND OTHER HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

            12.13. NONLIABILITY OF TRUSTEES. THE DECLARATION OF TRUST ESTABLISHING THE PURCHASER, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (THE "DECLARATION"), IS DULY FILED WITH THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT THE NAME "SNH ALT LEASED PROPERTIES TRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF the Purchaser SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, the Purchaser. ALL PERSONS DEALING WITH THE PURCHASER, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE PURCHASER FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed instrument as of the date first above written.

                                      THE SELLERS:

                                      ALS VENTURE II, INC.,
                                      a Delaware corporation

                                      By: /s/ Mark W. Ohlendorf
                                          --------------------------------------
                                          Mark W. Ohlendorf
                                          Vice President

                                      WYNWOOD OF CHAPEL HILL, LLC,
                                      a North Carolina limited liability company

                                      By: Alterra Healthcare Corporation,
                                          its general partner

                                          By: /s/ Mark W. Ohlendorf
                                              ----------------------------------
                                              Mark W. Ohlendorf
                                              Senior Vice President

                                      THE PURCHASER:

                                      SNH ALT LEASED PROPERTIES TRUST,
                                      a Maryland real estate investment trust

                                      By: /s/ John R. Hoadley
                                          --------------------------------------
                                          John R. Hoadley
                                          Treasurer

      The undersigned expressly acknowledges and agrees that it is a condition precedent to the Purchaser's entering into this Agreement that the undersigned guarantee all of the payment and performance obligations of the Sellers hereunder upon the terms and conditions of a Guaranty Agreement, of even date herewith, between the undersigned and the Purchaser.

ALTERRA HEALTHCARE CORPORATION,
a Delaware corporation

By: /s/ Mark W. Ohlendorf
    --------------------------------------
    Mark W. Ohlendorf
    Senior Vice President

                                    EXHIBIT A

                  DUE DILIGENCE INFORMATION AND DILIGENCE DATES

                             [SEE ATTACHED COPIES.]

                                    EXHIBIT B

                                 EXCLUDED ASSETS

                             [SEE ATTACHED COPIES.]

                                    EXHIBIT C

                                 THE PROPERTIES

                             [SEE ATTACHED COPIES.]

                            EXHIBIT D-1 THROUGH D-__

                               LEGAL DESCRIPTIONS

                             [SEE ATTACHED COPIES.]

                                    EXHIBIT E

                         REQUIRED ENVIRONMENTAL ACTIONS

                             [SEE ATTACHED COPIES.]

                                    EXHIBIT F

                            OUTSTANDING TITLE MATTERS

                             [SEE ATTACHED COPIES.]